Exhibit 99.1

NEWS: 2011 PRESS RELEASE
For Release: April 21, 2011
Media Calls Only: 916-492-3566

Insurance Commissioner Dave Jones Announces Conservation And Rehabilitation Of Majestic Insurance Company

Injured Workers Covered by Majestic will continue to Receive Benefit Payments During Conservation, and Rehabilitation Plan will Transfer all Insurance Liabilities and Critical Assets to AmTrust North America, Inc.

Insurance Commissioner Dave Jones announced today that Majestic Insurance Company ("Majestic") has been placed into conservation by order of the San Francisco Superior Court to protect the company's policyholders and the injured workers covered under Majestic's workers' compensation policies. The Commissioner has simultaneously filed a motion seeking approval for a proposed rehabilitation plan designed to protect Majestic's policyholders and claimants from loss due to Majestic's conservation. Under the Rehabilitation Plan, Majestic's insurance liabilities and certain assets will be transferred to AmTrust North America, Inc. ("AmTrust"), which will assume responsibility for the administration and payment of all policyholder claims under Majestic's policies.

The Conservation will not cause any disruption or delay in the delivery of workers' compensation benefits to injured workers covered under Majestic policies. During conservation, the injured workers covered by Majestic policies will continue to receive benefit payments, and medical providers who care for those injured workers will continue to be paid.

"My first duty is to protect policyholders and the injured workers they insure," said Commissioner Jones. "For some time, my Department has been concerned with Majestic's financial condition, and has been carefully monitoring the company to determine if an intervention is warranted to make certain that Majestic can continue to honor its claim commitments. This conservation will ensure that Majestic's financial obligations will continue to be met."

In December 2009, the New York Workers' Compensation Board filed a lawsuit seeking in excess of $400 million in damages from Majestic, its parent, Majestic Capital, Ltd, and several of the key officers of the organizations individually. As a result of this action, AM Best reduced the rating of Majestic Insurance Company, which in turn, decreased premiums written and increased expenses and losses.

Majestic is licensed to write property & casualty insurance in 17 states, but is domiciled in California and subject to oversight, regulation and conservation by the California Department of Insurance. The company is a specialty provider of workers' compensation insurance products. The company's workers' compensation insurance coverage is offered to employers in California, New York, New Jersey, Arizona, Nevada, and other states.

California Insurance Code Section 1011, authorizes the Commissioner, as Conservator, to conduct Majestic's business to ensure the ongoing protection of Majestic's policyholders, creditors and the public interest. The Commissioner has simultaneously filed a Plan of Rehabilitation for Majestic that is based on agreements with AmTrust in which Majestic will transfer all insurance liabilities and certain Majestic assets to AmTrust and its insurance company affiliates. The key components of the agreement include a Loss Portfolio Transfer Reinsurance Agreement, Sales of Renewal Rights, and an Asset Purchase Transaction. AmTrust will also perform all of the administrative services necessary for the prompt and efficient adjustment and payment of all pending and future claims that arise under Majestic's insurance policies.

The Superior Court has set a hearing date of June 2, 2011, on the Commissioner's motion to approve the Rehabilitation Plan. Any party wishing to formally support, comment on or object to the motion may file papers with the Court by May 16, 2011.

At the end of December 2010, Majestic reported capital and surplus of approximately $58 million. However, upon completion of the Commissioner's financial examination of Majestic for the period ending December 31, 2010, the department determined that Majestic's loss and loss adjustment expense reserves were deficient by approximately $40.9 million, and that its premium reserves were also deficient in the amount of $5.5 million, for a total reserve deficiency of more than $46 million. After increasing the company's reserves to appropriate levels, the company's surplus has dropped to just $11.5 million, an amount that is too low to permit the company to continue operations outside the protection of a formal conservation.

During 2010 the Company wrote direct premiums of approximately $69 million (75.5% of total direct premiums) in California, $9.6 million (10.5% of total direct premiums) in New Jersey, and $9.4 million (10.3% of total direct premiums) in New York, its second and third largest markets, respectively.

Majestic's management did not oppose the conservation and is cooperating with the Commissioner's staff at the Conservation & Liquidation Office as it works to stabilize the company until the Rehabilitation Plan can be considered by the Court and, if approved, implemented through AmTrust. The Conservation & Liquidation Office will oversee the administration and payment of claims during conservation, and is developing a transition plan to move all policies and claims to AmTrust when the Plan is approved. Throughout this time it is necessary for all insureds to continue to pay their premiums to keep their insurance policy in force.

If you have a policy or claim with Majestic, you should refer to the company's website by selecting this link or call 800-216-7770. Frequently asked questions about the conservation of Majestic Insurance Company can be found by selecting this link.